FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
May 24, 2005                                      3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com


            FX Energy Announces New Head of Poland Production Office

Salt Lake City, May 24, 2005 - FX Energy, Inc. (Nasdaq: FXEN) announced that the former General Director of the Polish Oil and Gas Company's Upstream Exploration and Production Division, Mr. Zbigniew Tatys, will head FX Energy's Warsaw Production Office. During his 20 year career with POGC, Mr. Tatys rose through the ranks as a production engineer and was serving as Vice President of POGC at the time of his retirement. "Mr. Tatys has unique qualifications to lead FX Energy through this important transition as we become a significant gas producer in Poland," said Andy Pierce, FX Energy's COO. "We will need to work even more closely and efficiently with POGC and there is no one better suited to make that happen in the shortest possible time."

The Company also announced that Mr. Wlady Oplotny will join the Warsaw Production Office as the Chief Accountant of FX Energy Poland. Until recently the Chief Accountant for Apache Poland Ltd., Mr. Oplotny also served as the Deputy Chief Accountant for Conoco Poland Ltd. He has extensive experience in all aspects of Polish accounting and taxes, and has worked extensively addressing accounting issues with POGC. Mr. Aleksander Nowak and Mr. Zbigniew Kulczak, each of whom has more than 20 years' experience in oilfield operations, will continue to oversee drilling, completion and production facilities in Poland.

The Company also announced that the Sroda-4 well has been completed for production. A full production test will be run in about two weeks after the drilling rig has been moved off location. The Company plans to propose a follow-on appraisal well on the Sroda prospect as soon as its technical staff has reinterpreted and remapped seismic over the prospect using the data obtained from the Sroda-4 well. "In light of the Sroda-4 success and its implications for potential reserves in the vicinity of Sroda-4, we will focus most of our efforts and resources on Sroda and the cluster of nearby structural prospects in order to book reserves and bring production online at the earliest practicable date," said David Pierce, FX Energy's CEO.

The next well to begin drilling under the Company's current operational plans is the Lugi well which is currently going through the approval process before selection of the drilling company.

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FX Energy holds interests in four project areas in Poland:

         o The Fences I project area covers approximately 265,000 acres in western Poland's Permian Basin. FX Energy holds a 49% interest except for approximately 45,000 acres around the Zaniemysl-3 well where FX holds 24.5%, CalEnergy holds 24.5% and the POGC holds 51%.

         o The Fences II project area covers approximately 670,000 acres in western Poland's Permian Basin. FX Energy has a 49% interest in Fences II and POGC holds 51%.

         o The Fences III project area covers approximately 770,000 acres in western Poland's Permian Basin. FX Energy holds a 100% interest.

         o The Wilga project area covers approximately 250,000 acres in central Poland; FX Energy holds an 82% interest and is the operator; POGC holds an 18% interest.

                              _____________________

For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.